                                 EXHIBIT 8.1.1.

                                                                ALIANT FINANCIAL
                                                                        SERVICES

                        INDEPENDENT SALES AGENT AGREEMENT


         THIS ALIANT FINANCIAL SERVICES INDEPENDENT CONTRACTOR AGREEMENT (this "Agreement") is entered into by and between Aliant Financial Services, Inc., with its principal place of business at 1819 Main Street, Suite 602, Sarasota, FL 34236 ("Aliant"), and the undersigned, Morgan Beaumont Inc. with a principal place of business at 6015 31st Street East, Bradenton, Florida 34203 ("Representative").

         WHEREAS, Aliant is a registered Independent Sales Organization (ISO) with VISA. U.S.A., and a registered Member Service Provider (MSP) with MasterCard, International, and maintains contractual agreements with MasterCard, VISA U.S.A. and Member Banks (hereinafter Banks), whereby Aliant solicits prospective merchants to apply to Banks for Merchant Agreements, and provides various merchant account services to Banks; and,

         WHEREAS, Aliant desires to retain Representative as an independent contractor and non-exclusive sales representative to assist Aliant in soliciting prospective merchants to apply to Banks for Merchant Agreements and in providing various merchant services to Banks, and Representative desires to render such assistance to Aliant in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, Aliant and Representative, in consideration of the mutual covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meaning set forth below:

(a) BANKCARD means a credit card or debit card issued by a member of either MasterCard or VISA and bearing its respective trade names, trademarks, and/or trade symbols.

(b) BANKCARD SALE means each sale by a Merchant of merchandise or services through the use of a Bankcard.

(c) CARDHOLDER means (1) a person whose name is embossed upon the face of a card or (ii) any authorized user of a Bankcard.

(d) CHARGEBACK means a disputed charge by a Cardholder or rejected Sales Draft that is returned unpaid for any reason by the issuer of the Bankcard.

(e) CONFIDENTIAL INFORMATION means all proprietary, secret or confidential information or data relating to either party and its affiliates, operations, employees, products or services, clients, customers or potential customers. Confidential Information shall include customer lists, cardmember account numbers, pricing information, computer access codes, instruction and/or procedural manuals, and the terms and conditions of this Agreement. Information shall not be considered Confidential Information to the extent, but only to the extent, that such information is: () already known to the receiving party free of any restriction at the time it is obtained; a subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (ii) or becomes publicly available through no wrongful act of the receiving party; (iv) independently developed by the receiving party without reference to any Confidential Information of the other, or (v) required to be disclosed by law.

(f) CREDIT TRANSACTION means the exchange, return Of, and adjustment on merchandise or services sold by a Merchant in a Sales Transaction and the face amount thereof when used in this Agreement In reference to payments to the Cardholder.

(g) FRONT END PRODUCTS means all basic dial terminal products used in the authorization and settlement process, and excluding premium products such as Payment Pro, Signature Capture pad and EPT Scan.

(h) INTERCHANGE FEE means the then-current fee charged by MasterCard and VISA for each Transaction.

(i) MASTERCARD means MasterCard International, Incorporated.

(j) MERCHANT means each merchant directly solicited by Representative on behalf of Aliant and Banks that becomes a party to a Bankcard processing agreement with Aliant and/or Banks due to Representative's efforts,

(k) MERCHANT PROCESSING AGREEMENT means a written agreement entered into between the Banks and a Merchant pertaining to Bankcard Sales by the Merchant

(1) Program means the program of Merchant participation in the MasterCard and VISA systems described in the Merchant Processing Agreement.

(m) PROGRAM STANDARDS means the credit criteria, standards and policies and procedures established by Aliant and Banks to be used by Representative in connection with the solicitation of prospective Merchants and other policies and procedures established by Aliant and Banks that are designed to promote Merchant satisfaction, to preserve relationships with existing Merchants, to facilitate the growth of the Program, and to ensure the financial safety or soundness of Aliant, the Banks and their Program.

(n) RULES means all bylaws, rules, operational regulations, procedures and guidelines promulgated by MasterCard and/or VISA, as they may from time to time be amended.

(o) SALES DRAFT means a form provided or approved by Banks to be executed by a Cardholder as evidence of a purchase of merchandise or services from a Merchant through the use of a Bankcard.

(p) SALES TRANSACTION means a sale by a Merchant of merchandise or services through the use of a Bankcard and the face amount thereof when used in this Agreement in reference to payments to the parties.

(q) TRANSACTION means a Visa or MasterCard Sales Transaction, Credit Transaction, or Chargeback.

(r) VISA means VISA U.S At Inc. or VISA International.

2. RELATIONSHIP OF THE PARTIES

Aliant and Representative acknowledge and agree that Representative's relationship with Aliant is solely that of an independent contractor and nothing contained in this Agreement shall be construed to constitute Aliant and Representative as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Representative shall have no power or authority, express or implied, to represent, act for, or otherwise create or assume any obligation on behalf of, or binding upon, Aliant other than as expressly set forth in this Agreement. As a Representative, it is understood and agreed that Representative is not entitled to participate in any group medical plans, pension plans, bonus, stock, or similar benefits that Aliant provides to its employees. It is further understood that Representative is responsible for paying (and that Aliant has no responsibility to withhold on Representative's behalf) any and all required state and federal taxes, including, but not limited to FIFL (Social Security), unemployment insurance, federal or state Income taxes, disability insurance and worker's compensation insurance.

3. APPOINTMENT OF REPRESENTATIVE AS AN EXCLUSIVE SALES REPRESENTATIVE

Aliant appoints Representative, on an exclusive basis, and Representative accepts such appointment, as a marketing and sales representative of Aliant for the purpose of soliciting prospective merchants to make application to Banks for Merchant Agreements, and to provide various merchant account services on behalf of Banks as more specifically set forth in this Agreement. Representative shall utilize its best efforts in the performance of its obligations hereunder, and shall at all times conduct itself in a reputable manner and in full compliance with all applicable laws, rules, regulations, decisions and orders, including any and all applicable rules and regulations of VISA and MasterCard. Representative understands that this Agreement is non-exclusive as to Aliant, and that Aliant reserves the right to enter into similar agreements with other independent contractors as marketing and sales representatives of Aliant. Subject to the terms and conditions of this Agreement, Aliant hereby appoints Representative as the exclusive provider of debit/stored value card related leads to Aliant; additionally Representative appoints Aliant as the exclusive provider and processor of all credit card/bankcard processing.

The utilization or employment by Representative of assistants, employees or agents (collectively "Sub-Agents") in the performance by Representative of the duties and obligations articulated in Paragraph 4, is strictly prohibited and any violation shall be a material breach of this Agreement. It is understood that the foregoing shall not preclude Representative from using Sub-Agents in the performance of activities by Representative unrelated to the duties and obligations of Representative in Paragraph 4 below. Representative understands and acknowledges that the utilization or employment of any Sub-Agents by Representative in violation of the terms and conditions of this Agreement, is a violation of regulations of VISA and/or MasterCard.

4. DUTIES OF REPRESENTATIVE

The duties and obligations of Representative shall be as follows:

(a) SOLICITATION. Representative will use its best efforts to solicit prospective Merchants to execute Merchant Processing Agreements with Aliant and Banks. Representative will (i) communicate to Merchants the existence and availability of the Program, provided that the nature and content of such communication shall be approved by Aliant and Banks; (ii) distribute promotional materials approved by Aliant and Banks regarding the Program to Merchants in a manner specified from time to time by Aliant and Banks; and (iii) perform other reasonable services which Aliant deems desirable to promote and market the Program. It is understood and agreed that Aliant shall own all rights in the Merchant Agreements solicited under this Agreement.

(b) INFORMATION. Representative shall instruct Merchants to furnish Aliant with such financial information as Aliant may from time to time request. Representative will use their best efforts to inform Aliant of any information that it reasonably considers relevant to an existing or potential Merchant's creditworthiness. Representative shall follow the Program Standards in soliciting prospective Merchants.

(c) DUTIES. Representative shall obtain such information and take such action as Aliant may from time to time require In connection with its processing applications of prospective Merchants, including, without limitation:

         (i) Assist each Merchant in fully completing Aliant's Merchant Processing Application;

         (ii) Take all necessary action to verify that each prospective Merchant conducts or intends to conduct a bona fide business operation, including, but not limited to, inspecting the Merchant's premises to determine whether Merchant has the proper facilities, equipment, inventory and license or permit if necessary, to conduct the business;

         (iii) Submit a written inspection report to Aliant in such form as Aliant may from time to time designate; and

         (iv) Obtain and submit to Aliant, as required by Aliant and/or Banks, financial statements, Bankcard statements and corporate resolutions for each prospective Merchant. Representative warrants that as of the date of submission to Aliant, the inspection report and all other information provided to Aliant by Representative shall to Representatives knowledge be correct, complete and not misleading. Notwithstanding the foregoing, Aliant acknowledges and agrees that Representative is not obligated to verify any financial information and makes no warranties regarding the accuracy of any financial information.

(d) ASSISTANCE. Representative will use its best efforts to cause each Merchant to fully pay and perform its obligations under the Merchant Processing Agreement and to assist Aliant and Banks in collecting any amounts owed by a Merchant from time to time.

(e) MERCHANT FEES. Representative shall be entitled to charge and collect directly from each prospective Merchant a reasonable fee or charge for completing and submitting a completed Merchant Processing Agreement to Aliant and for the sale or other provision of point-of-safe terminals and other electronic devices, imprinters and other supplies. Such fees and charges shall be established by Aliant and Banks from time to time. All such approved fees and charges must be (1) clearly and conspicuously disclosed to each prospective Merchant and shall be disclosed in writing and provided to the prospective Merchant in advance of submission of the Merchant Processing application for consideration by Aliant, and (ii) charged and collected in accordance with all applicable laws and regulations and the Rules. In the event a Merchant or prospective Merchant is entitled to a refund of any such fee or charge, Representative will refund said fee or charge in full no later than thirty (30) days from the date an which the Merchant or prospective Merchant is entitled to such refund or immediately upon demand by Aliant or a Merchant for a refund, whichever is earlier.

(f) EQUIPMENT The sale and/or rental of point-of-sale terminals and other equipment shall be solely pursuant to separate written agreements between Representative and the Merchants. Representative agrees that Aliant and Banks assume no responsibility and shall not be liable in any manner for any such sale or rental.

5. COVENANTS AND WARRANTIES OF REPRESENTATIVE

Representative warrants and represents to Aliant the following:

(a) RULES AND REGULATIONS OF MASTER CARD AND VISA Representative is familiar with and understands all of the rules and regulations of VISA and MasterCard (Including authorized, legitimate and proper use of VISA, MasterCard and affiliated credit card marks and names), and expressly agrees that it shall strictly abide by all such rules and regulations, as those rules and regulations may be amended from time to time. Representative agrees that it shall indemnify and hold Banks and Aliant harmless for any violation of those rules and regulations by Representative.

(b) DISCLOSURE OF REPRESENTATION Representative shall disclose to each prospective merchant the fact that Representative is acting as a sales representative of Aliant and the identity and location (address) of Banks. During the term of this Agreement, Representative is authorized to display the names and/or trademark of Aliant on Representative's business cards and solicitation materials, subject, however to Aliant's approval not to be unreasonably withheld.

(c) NON-INTERFERENCE So long as any Merchant Processing Agreement of any Merchant solicited by Representative remains in effect, Representative shall not interfere in any manner whatsoever with the contractual rights and interests of Banks and/or Aliant under any such Merchant Agreement, either directly or indirectly (including, without limitation, through any partnership, joint venture as an employee or other entity or arrangement whatsoever), or to cause or attempt to cause any approved Merchant or other merchant of Banks and/or Aliant to engage in bank card transaction processing through any person or entity other than Banks and/or Aliant. The covenants of Representative and all other provisions of this Subparagraph 5 (c), shall survive termination of this Agreement for a period of Five (5) years. Further, AFS shall not be permitted to grant permission to any other stored value providers or related companies to use or reload any of their products an the AFS provided terminal.

6. COMPENSATION OF REPRESENTATIVE

Subject to the provisions of this Agreement, including without limitation the provisions of Paragraph 10 and Subparagraph 11(b) below, Representative shall be entitled to receive from Aliant as compensation for the services rendered by Representative the following:

(a) FEES. Source shall be paid ten percent (10%) of the net processing profit derived from all Leads that are approved to utilize the AFS Services. Said compensation shall be paid on the net profits as defined as all amounts collected from the Leads less any losses, chargebacks and costs incurred in providing the AFS Services to the Leads. Residuals will only be paid on the fifteenth business day of the month following the month of collection. It is expressly understood and agreed that AFS shall be under no obligation to make any payment to Source hereunder as to any Lead for which AFS is no longer receiving, for any reason whatsoever, its corresponding recurring compensation for such merchant credit card transaction processing from such referred bank or financial institution.

(b) MERCHANT LOSSES. Representative shall bear no liability to Aliant or Banks for the face value of any Merchant chargebacks, except to the extent that any such Merchant chargebacks are either directly or indirectly related or attributable to the gross negligence, willful misconduct or fraudulent acts of Representative, or any of its employees, agents or nominees, or the breach of this Agreement by Representative, or any of its employees, agents or nominees, in which case Aliant and Banks shall have full recourse to Representative, and Representative shall be liable to Aliant and Banks for the full face value of such Merchant chargebacks. Aliant may deduct the amount owed by Representative from any amount due to Representative under this Agreement The provisions of this Paragraph 6 shall survive termination of this Agreement

7. ACCOUNTING AND PAYMENT

Aliant shall pay all fees due and owing to Representative under Paragraph 6 (a) above on or before the fifteenth (15'h) business day of each month, for all fees earned during the preceding calendar month.

8. REPORTING

In conjunction with each monthly fee payment, if any, from Aliant to Representative pursuant to the provisions of Paragraphs 6(a) and 7 above, Aliant shall provide to Representative a report setting forth the basis upon which the fee payment is computed.

9. TERM OF AGREEMENT

Subject to Sections 10 and 11, this Agreement shall be effective upon the execution by both parties and shall continue for an initial term of one (1) year, and at the expiration of the initial term (and any renewal term), then this Agreement shall automatically renew for consecutive additional one (1) year terms. Either party may terminate this Agreement, unilaterally and without cause, at the expiration of the initial term or any renewal term, upon no less than ninety (90) days written notice to the other party. Aliant may elect on not less than three (3) days prior written notice to terminate this Agreement at any time during the initial ninety (90) day(,) period of this Agreement, for any reason whatsoever, or for no reason, in its sole discretion. In the event of termination under this Paragraph 9, Representative shall continue to receive compensation as described in Paragraph 6(a) above.

10. TERMINATION BY ALIANT

Notwithstanding any terms to the contrary in this Agreement, this Agreement may be terminated by Aliant upon the occurrence of any of the following:

(a) REGULATORY ORDER Aliant may immediately terminate this Agreement upon written notice to Representative if Aliant, Representative and/or Banks become subject to any change in a statute, law, rule, regulation, policy or other official pronouncement of any state or federal government entity, regulatory agency or of MasterCard and/or VISA which would prohibit Aliant, Representative and/or Banks from continuing the business described in this Agreement.

(b) BREACH OF VISA/MASTERCARD RULES Aliant may immediately terminate this Agreement upon written notice to Representative, if Representative materially violates any of the rules or regulations of VISA and/or MasterCard.

(c) LOSS OF VISA/MASTERCARD MEMBERSHIP: BANK RELATIONSHIP Aliant may immediately terminate this Agreement upon written notice to Representative, it () Aliant de-registration with VISA as representative and/or Aliant de-registration with MasterCard as an MSP; (ii) termination of Banks VISA and/or MasterCard license, its membership in VISA and/or MasterCard, or both; (ill) termination of Aliant's agreement with Banks; or (iv) termination of registration of Representative with VISA and/or MasterCard.

(d) FAILURE TO COMPLY WITH APPLICABLE LAWS, RULES, AND REGULATIONS Aliant may immediately terminate this Agreement upon written notice to Representative that Representative has materially failed to comply with or violate any applicable laws, rules and/or regulations relating to the performance of Representative under this Agreement, including without limitation, the commission of any material act of dishonesty, fraud, misrepresentation, or other act of moral turpitude.

(e) UNSOUND BUSINESS PRACTICES Aliant may immediately terminate this Agreement upon written notice to Representative, if Aliant determines in good faith that Representative's conduct under this Agreement constitute unsound business practices, or might have an adverse effect on Aliant or Banks' reputation, or Impose a financial risk to Aliant or Banks.

11. TERMINATION BY EITHER PARTY

In addition to any other remedies, either party may terminate this Agreement immediately upon written notice to the other party, if.

(a) MATERIAL BREACH The other party commits a material breach which is not cured within five (5) days after receipt of written notice from the non-breaching party (or in the event such breach can be cured but cannot reasonably be cured within five (5) days then within such longer period of time (not to exceed sixty
(60) days) as is required to cure, provided the breaching party promptly commences and diligently pursues remedial action to completion.

(b) INSOLVENCY_ The other party files a voluntary petition in bankruptcy or files a petition seeking or acquiescing in any relief for itself under any federal, state or other law relating to bankruptcy, insolvency or other relief for debtors; or seeks or consents to in the appointment of any trustee, receiver or liquidator of all or any part of its property; or admits in writing its inability to pay its debts generally as they become due.

(c) DISSOLUTION The other party is dissolved or otherwise ceases to engage In its normal business operations and is unable to fulfill its obligations under this Agreement.

12. INDEMNIFICATION

Representative shall indemnify, defend, and hold harmless Aliant and Banks, their employees, officers, directors, shareholders, agents, corporate parents and affiliates against any and all claims, liabilities, losses, damages, costs or expenses (including, without limitation, fees and expenses of attorneys and consultants and court costs) either directly or indirectly related or attributable to the negligence or wrongful act of Representative, or any of its employees, agents or nominees, In performance hereunder, or the breach of this Agreement or any provision hereof by Representative, or any of its employees, agents or nominees in any way associated with or related to this Agreement. This indemnification obligation of Representative shall Include, without limitation, any and all claims for contractual, tortuous, exemplary, punitive or statutory damages of any nature whatsoever and any and all injunctive or other equitable relief. Representative's covenants in this Paragraph 12 shall survive any termination of this Agreement.

13. LIMITATION OF LIABILITY

Notwithstanding anything in this Agreement to the contrary, in no event shall Aliant, its respective affiliates or any of their respective directors, officers, employees, agents or subcontractors, be liable under any theory of tort, contract, strict liability or other legal theory for lost profits, last revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect or consequential damages, regardless of whether the damages were foreseeable or whether any party has been advised of the possibility of the damages.

14. FORCE MAJEURE

Neither party shall be liable for any failure to perform any obligations under this Agreement because of acts of God, nature or a federal, state or local government agency, war, civil disturbance, labor disputes or shortages, electrical or mechanical breakdowns, or any other cause beyond the control of that party, including the issuance of an injunction by either a state or federal court prohibiting the party from carrying on its day-to-day operations as contemplated under the terms of this Agreement.

15. PROPRIETARY INFORMATION OF ALIANT

Representative acknowledges and agrees that Aliant has expended great time and effort in developing its merchant account services for the retail marketplace. Representative further acknowledges that all data, printed and written material, application forms, contracts and other information furnished by Aliant to Representative ("Aliant Proprietary Information"), shall be regarded by Representative as confidential and proprietary. Aliant Proprietary Information includes, but is not limited to, information pertaining to Aliant business methods, all information relating to Merchants accepted by Aliant, details regarding the functioning of the computer systems, trade secrets, know-how, inventions, techniques, processes, programs; schematics, software source documentation, customer lists, financial information, sales, business and marketing plans and all of the contracts and correspondence generated by Aliant concerning the same, Representative's use of Aliant Proprietary Information is limited to the term of this Agreement. Representative shall not use or disclose any Aliant Proprietary Information to any other person or entity during the term of this Agreement and for three (3) years thereafter. Representative agrees that upon the expiration or termination of this Agreement, all Aliant Proprietary Information in Representative's possession will be returned to Aliant within thirty (30) days of such expiration or termination. This Paragraph shall be inoperative as to such portions of information which (i) are or become generally available to the public other than as a result of any breach of this Agreement by Representative or its agents or employees, or (iii) becomes available to Representative on a nonconfidential basis from a source other than Aliant, which source is entitled to disclose that information. In the event that a protective order or other remedy is not obtained or Aliant waives compliance with the provisions of this Agreement, Representative will furnish only that portion of the information which is legally required and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the information.

16. NOTICE

Any notice that the parties are required or may desire to deliver shall be delivered by facsimile transmission, with a confirming copy sent by United States mail, certified or registered, return receipt requested, proper postage prepaid to the other party at the address set forth below. Such notice shall be deemed delivered on the first (1st) business day following the facsimile transmission, provided that the sender can reasonably demonstrate its receipt or in the of proof of facsimile transmission, on the first (1st) business day after the date of mailing.

17. MEDIATION AND ARBITRATION

If any dispute between Aliant and Representative arising under this Agreement cannot reasonably be resolved by the parties through mutual negotiation, the parties hereto agree that the claim or dispute will be resolved by mediation and/or arbitration as set forth in this Paragraph 17. Any dispute under this Agreement will first be submitted to informed and non-binding mediation before an impartial mediator or referee acceptable to both parties, who will hear the issues and guide the parties to a fair and equitable resolution. If the dispute or claim cannot be resolved through mediation, the parties agree that the matter will then be submitted to and decided by arbitration under the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear its own expenses and attorneys' fee incurred in connection with these dispute resolution procedures and will share equally the fees and expenses of the mediator(s) or arbitrator(s), This agreement to mediate or arbitrate waives any right to trial by jury. All rights under this paragraph 17 shall be waived by Representative in the case of termination by Aliant under Section 10 of this agreement.

18. GOVERNING LAW

This Agreement, and all the documents referred to herein, shall in all respects, be interpreted, enforced and governed by and under the laws of the state of Florida.

19. CREDIT AND BACKGROUND INVESTIGATION

Representative authorizes Aliant to obtain, from time to time, credit, financial and other information regarding Representative (Including information regarding prior criminal convictions) from other persons or entities, Including commercial and consumer reporting agencies and private investigators. Representative consents to such background investigation and releases Aliant from any and all claims, demands or liabilities arising out of or in any way related to such investigation.

20. ASSIGNMENT

No interest or right of Representative under this Agreement shall be assigned or transferred in any manner by Representative without the express written consent of Aliant. Aliant may assign this Agreement at any time without prior written notice to Representative. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

21. COUNTERPARTS

This Agreement may be executed in one or more counterparts, by facsimile, each of which shall be deemed an original and 211 of which, taken together, shall constitute a single agreement. All signatories agree to execute a conformed copy of this Agreement within thirty (30) days of the execution of counterparts thereto.

22. MODIFICATION

This Agreement may be modified only by a writing which has been signed by both parties.

23. INVALIDITY

Should any portion of this Agreement be held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties agree that the portion held invalid, unenforceable or void, shall, if possible, be deemed amended or reduced in scope, or Otherwise be stricken from the Agreement, to the extent required for the purpose of the validity and enforcement.

24. AUTHORITY

All signatories executing this Agreement represent that they have the full right, capacity and authority to enter into this Agreement and perform the Agreement.

25. WAIVER

No waiver of any term, covenant, condition or obligation of this Agreement or any breach, shall be effective unless granted in writing. The waiver by any of the parties of any term, covenant, condition or obligation of this Agreement or of any breach of this Agreement shall not be deemed to be a waiver of any other term, covenant condition or obligation of this Agreement or any prior, concurrent or subsequent right.

26. CAPTIONS

The captions in this Agreement are for convenience only and shall not be considered a part of this Agreement or affect the interpretation of any provision.

27. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, understandings and contracts between the parties with respect to its subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers

Accepted this 1st day of September, 2005.

                                          REPRESENTATIVE:

                                          Print Name: Erik Jensen

                                          Signature: /s/ Erik Jensen
                                                     ---------------------------

Accepted this 16 day of September 2005.

                                          ALIANT FINANCIAL SERVICES, INC.

                                          Print Name: Eric J. Odegard, President

                                          Signature: /s/ Eric J. Odegard
                                                     ---------------------------

                            ALIANT FINANCIAL SERVICES

                               REFERRAL AGREEMENT

         This Referral Agreement ("Agreement") is made effective as of August 29, 2005 by and between Aliant Financial Services, Inc. located at 1819 Main Street, Suite 602, Sarasota, Florida 34236 ("AFS") and Morgan Beaumont located at 6015 31" Street East, Bradenton, Florida 34203 ("Source").

         WHEREAS, AFS provides credit and debit card processing services, equipment, software and related goods and services (the "AFS Services"); and

         WHEREAS. AFS wishes to expand its market share by retaining Source to assist in marketing its AFS Services by having Source provide contact information for persons or entities wishing to utilize the AFS Services ("Leads") from AFS.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. APPOINTMENT. Subject to the terms and conditions of this Agreement, AFS hereby appoints Source as the exclusive provider of debit/stored value card related leads to AFS, additionally Source appoints AFS as the exclusive provider and processor of all credit card/bankcard processing. Source shall interact with entities and individuals in order to obtain information from them as to whether they are interested in purchasing the AFS Services. Source will obtain all information and documentation reasonably required by AFS. Source acknowledges that all Leads are to be approved by AFS in its sole discretion and Leads will be able to utilize the AFS Services effective only upon such approval. AFS shall have the right to utilize any third parties that it so chooses, in its sole and absolute discretion, to provide part or all of the AFS Services, including, but not limited to, soliciting merchant agreements, processing merchant applications and providing credit and debit card processing. There shall he no obligation on the part of AFS to compensate Source as to any prospective Lead with which AFS has had prior contacts within (90) days from such referral, or which is currently an active prospect of AFS.

         2. FEES. Source shall be paid ten percent (10%) of the net processing profit derived from all Leads that are approved to utilize the AFS Services. Said compensation shall be paid on the net profits as defined as all amounts collected from the Leads less any losses, chargebacks and costs incurred in providing the AFS Services to the Leads. Residuals will only be paid on the fifteenth business day of the month following the month of collection. It is expressly understood and agreed that AFS shall be under no obligation to make any payment to Source hereunder as to any Lead for which AFS is no longer receiving, for any reason whatsoever, its corresponding recurring compensation for such merchant credit card transaction processing from such referred bank or financial institution.

         3. INDEPENDENT CONTRACTORS. The relationship of AFS and Source is that of independent contractors. Neither Source nor Source's employees, consultants, contractors or agents are agents, employees, partners or joint ventures of AFS, nor do they have any authority to bind AFS by contract or otherwise to any obligation.

         4. TERM. The initial term of this Agreement shall be for a period of two (2) years, commencing on the date first set forth below. This Agreement shall thereafter be automatically renewed for additional terms of one (1) year each unless either party notifies the other no later than thirty (30) days prior to the end of the current term that it does not wish to renew this Agreement. Source shall be entitled to receive compensation under this Agreement for so long as AFS is receiving its corresponding compensation for such Leads unless Source commits a material breach of this Agreement which will terminate any further right Source has to receive compensation.

         5. INDEMNIFICATION. Source agrees to indemnify, defend, and hold harmless AFS and its employees from and against any loss, liability, damage, penalty or expense (including attorneys' fees, expert witness fees and cost of defense) they may suffer or incur as a result of (i) any loss incurred by AFS due to fraudulent or intentional conduct by Source; or (ii) any breach of this Agreement by Source.

         6. SOURCE COVENANTS. Source will: (i) conduct business in a manner that reflects favorably at all times on the Leads and the good name, good will and reputation of AFS; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to AFS, the Leads or the public; (iii) make no false or misleading representations with regard to AFS or the Leads; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to AFS or the Leads; (v) promote proper use of Leads; or (v) not transmit any "seam" (unsolicited commercial email or unsolicited bulk email).

         7. NON-SOLICITATION OF LEADS. Without AFS' prior written consent (which consent may be withheld in AFS sole and absolute discretion), Source shall not knowingly cause or permit any of their employees, agents, principals, affiliates, subsidiaries or any other person or entity (i) to solicit or otherwise cause any Lead that has been accepted by AFS or its vendors to terminate its participation in any of the AFS Services; or (ii) to solicit or market services to any Lead that is already directly or indirectly provided any of the AFS Services by AFS, whether or not such are provided under the terms of this Agreement. Further, AFS shall not be permitted to grant permission to any other stored value providers or related companies to use or reload any of their products on the AFS provided terminal. This section shall apply during the term of this Agreement and for five (5) years after any termination, cancellation or expiration of this Agreement.

         8. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Source may not assign this Agreement without the written consent of AFS. AFS may assign this Agreement in its sole discretion without the written consent of Source.

         9. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, partner, employee or representative of any party hereto. No amendment or modification to this Agreement, nor any waiver of any rights hereunder, shall be effective unless assented to in writing by both parties.

         10. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (irrespective of its choice of law principles). The parties hereby agree that any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement or the business relationship between the parties hereto shall be brought in Sarasota, Florida. Each party hereby agrees that such courts shall have exclusive personal jurisdiction and venue with respect to such party, and each party hereby submits to the exclusive personal jurisdiction and venue of such courts. In any action arising from the alleged breach of this Agreement, or to enforce this Agreement, the final prevailing party will recover its reasonable attorneys' fees, costs and expenses.

         11. AFS disclaims all warranties, express or implied, including but not limited to the implied warranties of fitness for a particular purpose and merchantability. AFS shall have no liability in contract, tort, negligence or otherwise to Source or any other third party arising out of any of products or services provided under this Agreement, including, but not limited to due to the vendors utilized by AFS. AFS shall not be liable to Source or any third party for any liquidated, indirect, consequential, exemplary or incidental damages (including damages for loss of business profits, business interruption, loss of business information, and the like) arising out of this Agreement even if AFS has been advised of the possibility of such damages.

         12. The failure of either party to this Agreement to object to or to take affirmative action WITH respect to any conduct of the other which is in violation of the terms of this Agreement, shall not be construed as a waiver of that conduct or any future breach or subsequent wrongful conduct. If any part, term or provision of this Agreement is declared and determined by any court or arbitrator to be illegal or invalid, such declaration and determination shall not effect the validity of the remaining parts, terms or provisions. The various headings in this Agreement are inserted for convenience only and shall not affect this Agreement or any portion thereof. This Agreement may be executed in two or more counter-parts and/or by fax, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

         IN WITNESS THEREOF, this agreement has been duly executed by the parties hereto, effective as of the date and year first above written.


DATED: August 16, 2005                  Aliant Financial Services, Inc.

                                        By: /s/ Eric J. Odegard
                                            ------------------------------------

                                        Eric J. Odegard - President
                                        ---------------------------
                                        Name & Title


DATED: August 29, 2005
                                        By: /s/ Erik E. Jensen
                                            ------------------------------------

                                        Erik E. Jensen - President
                                        --------------------------
                                        Name & Title